UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 14, 2005

MedXLink Corp.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

 (State or Other Jurisdiction of Incorporation)

000-30819	11-2647209
(Commission File Number)	(I.R.S. Employer Identification No.)

808 Travis, Suite 850 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 223-3031

378 North Main Layton, Utah 84041
(Former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.              Completion of Acquisition or Disposition of Assets.

Principal Terms of the Merger

On January 14, 2005, pursuant to an Agreement and Plan of Reorganization dated as of July 14, 2004 by and among MedXLink Corp., a Nevada corporation (the “Company”), PDTI Acquisition Corp., a Delaware corporation (“Merger Sub”), Dean Becker, Particle Drilling Technologies, Inc., a Delaware corporation (“PDTI”), ProDril Partners L.L.C., a Texas limited liability company, and Thomas E. Hardisty, as amended by Amendment No. 1 thereto dated as of January 10, 2005 (as amended, the “Merger Agreement”), Merger Sub was merged with and into PDTI, and PDTI became a wholly-owned subsidiary of the Company (the “Merger”).  As a result of the Merger, the Company, which previously had no material operations, acquired the business of PDTI.

Each outstanding share of common stock of PDTI was converted into one share of common stock of the Company.  Each outstanding share of Series A Convertible Preferred Stock of PDTI remained issued and outstanding by PDTI, but is currently convertible into one share of common stock of the Company.  All outstanding options and warrants to purchase common stock of PDTI were assumed by the Company and converted into options and warrants to purchase an equal number of shares of common stock of the Company.  The Merger resulted in a change of control of the Company, with the former securityholders of PDTI owning approximately 89.6% of the Company’s outstanding common stock, or approximately 93.0% assuming the conversion of all outstanding options, warrants and shares of Series A Convertible Preferred Stock, following the closing of the Merger.

In connection with the Merger, the Company issued 13,316,556 shares of its common stock to holders of common stock of PDTI and reserved for issuance (1) 828,000 shares of common stock pursuant to outstanding warrants to purchase common stock of PDTI that were assumed by the Company, (2) 3,205,000 shares of common stock pursuant to outstanding options to purchase common stock of PDTI pursuant to the Particle Drilling, Inc. 2004 Stock Incentive Plan that were assumed by the Company, and (3) 3,381,538 shares of common stock pursuant to outstanding shares of Series A Convertible Preferred Stock of PDTI that remained outstanding following the Merger that are now convertible into common stock of the Company pursuant to the terms of the Merger Agreement and the Certificate of Designation governing the shares of Series A Convertible Preferred Stock.  In addition, 1,342,404 issued and outstanding shares of common stock of the Company were cancelled for no consideration in connection with the Merger.  As a result of the Merger, the Company has 14,866,556 shares of common stock issued and outstanding and an additional 7,414,538 shares of common stock reserved for issuance as described above.

The Merger Agreement was determined through negotiations between the Company and PDTI.  Prior to the Merger, there were no material relationships between the Company and PDTI, any of their respective affiliates, directors or officers or any associates of such directors or officers.

The Merger Agreement is included herewith as an exhibit and incorporated herein by reference.

In connection with the consummation of the Merger, the address of the principal executive offices of the Company was changed to 808 Travis, Suite 850, Houston, Texas 77002 and the telephone number of the Company’s executive offices was changed to (713) 223-3031.  We intend to change the name of the Company in the near future to Particle Drilling Technologies, Inc.

Description of Business

PDTI was formed in March 2004 for the purpose of raising capital and to acquire Particle Drilling, Inc., a Texas corporation (“PDI”).  PDI (formerly known as ProDril Acquisition Corp.) was formed in June 2003 for the purpose of acquiring certain of the assets and liabilities and intellectual property related to the Particle Impact Drilling System (the “PID System”).  PDI was merged with and into PDTI in June 2004.

Developed over a five-year period at a total cost of more than $15 million, the patented PID System utilizes a specially-designed “fit for purpose” bit (the “PID bit”) fitted with jetting nozzles and polycrystalline diamond compact (“PDC”) cutting structures.  The nozzles in the PID bit serve to accelerate steel shot entrained with ordinary drilling mud to drill the formation ahead of the bit.  The PID System is primarily operated utilizing hydraulic energy that is readily available on drilling rigs typically used today in combination with the PID System equipment.  Each particle is driven into the rock formation at a high velocity and delivers forces many times greater than the compressional strength of the rock, even in formations that exist in the subsurface at elevated hardness and stress.  Depending on the volume of shot introduced into the drilling mud, the number of shot strikes on the formation is in excess of four million per minute, thereby yielding a very high rate of penetration relative to conventional roller cone rock bits.

By comparison, conventional drilling methods using roller cone rock bits rely on mechanical energy created by the weight and torque applied to a bit, and the amount of total rotational mechanical energy available on drilling rigs is limited.  The result is that the bit gouges out smaller volumes of rock as the compressional strength of the rock increases with depth and pressure; whereas the volume of rock excavated by the PID System is less affected by rock hardness or depth.

A series of full scale tests were conducted at TerraTek Drilling Laboratory (“TerraTek”), an independent research and testing facility located in Salt Lake City, Utah during the period from July 2002 through February 2003.  These tests have shown the PID bit and PID System achieved increased rates of penetration in hard rock conditions associated with limestone, sandstone and similar hard formation conditions ranging from two to four times faster than current conventional methods.  The rate of penetration gains generated by the PID System are expected to result in operators paying less variable drilling costs (e.g., rig time, labor, fuel, bits, rentals), which are purchased as part of the ordinary drilling cycle.  For example, we believe the PID System can possibly reduce drilling days from 30 to 10 days based on a rate of penetration increase of three times, resulting in 20 days worth of savings to be shared by us and the operator.

The PID System is designed to entrain, circulate, and recover steel shot in the mud system without allowing the shot to circulate through the rig pumps and surface equipment.  The PID System is configured to service a well in progress with minimal interference.  The Company is continuing the development of its PID bit and latest shot injector to complement this drilling system.  Testing of the latest generation PID bit and injector are scheduled for the early second quarter of 2005 and we expect to have a PID System commercially available in the second half of 2005.

The PID System is designed as a mobile service that will be provided to the oil and gas operator as part of the normal drilling process and is expected to be relatively transparent to the rig operation.  The PID System is expected to result in increased bit life, longer footage runs and higher rates of penetration, thereby reducing drilling costs and improving overall economics in the oil and gas drilling industry in certain geologic basins.

Our Business Strategy and Plan of Operation

We are near the final stages of system development and intend to spend approximately $4 million to finalize all operating components of our first commercial PID System, which we believe will be available for commercial deployment with an industry client in the second half of 2005.  Our operations plans for 2005 are expected to include:  (1) continued testing of the PID bit and high flow injector system at TerraTek Drilling Laboratory in Salt Lake City, Utah; (2) testing of the entire PID System at the Gas Technology Institute’s (GTI) Catoosa Drilling facility in Tulsa, Oklahoma; (3) entering into commercial contracts with potential industry clients; (4) implementing the PID System on an actively drilling oil or gas well; and (5) hiring and training personnel.  We believe the previous testing, both in the shop and the field, has demonstrated the surface equipment operates reliably.

Federal Reserve Board Chairman Alan Greenspan in June 2003 told the Economic Club of New York that the issue of natural gas supply is a “national crisis” that may be slowing GDP growth by up to 1% per year.  According to Raymond James & Associates, land rig utilization was over 82% as of the fourth quarter of 2004.  As a result of this overall favorable gas market, we believe there are strong fundamentals in place that will support rapid development for a company with innovative drilling technology.

Our initial target customers will be oil and gas operators drilling onshore wells in geologic basins of the U.S. and Canada known to have hard rock and/or highly abrasive formations.  We will initially focus our marketing and sales efforts on operators with multi-well drilling programs centered in a single U.S. basin.  Additionally, we will target customers that exhibit a willingness to embrace emerging technologies and have the financial resources to tolerate the perceived risk associated with utilizing new drilling technologies.

Spears and Associates, Inc. (“Spears”) estimated that in 2003 operators spent $22.5 billion drilling more than 31,000 onshore oil and gas wells in the U.S.  Spears also estimated operators in 2003 spent $7.45 billion in Canada to drill onshore oil and gas wells.  While we have not obtained from Spears the spending estimates in 2004, we believe land rig utilization continued to increase during 2004; and according to a January 2005 article by Raymond James & Associates, the U.S. land rig market has reached an inflection point between supply and demand which is expected to cause upward pressure in rig day rates.  Citigate Global Intelligence & Security estimates the total dollars spent on hard rock drilling during 2002 alone was approximately $8.7 billion in onshore areas of North America (U.S. and Canada).

We expect to deliver value to our customers as a specialty service provider using patented technology and high quality field personnel.  During the commercial development of our service, we expect to completely avoid bidding environments common to many oilfield services businesses.  We believe that currently no company attempts to serve the hard rock drilling market as a specialty service provider.  Instead, drill bit and drilling mud manufacturers design and sell products targeted for hard rock environments.  However, these consumable goods are utilized at the discretion of the drilling operator.

We believe our service is unique in that our patented technology is not available to other service companies and we are not aware of any other patented technology that can offer similar rate of penetration enhancement.  Instead, drill bit and drilling mud manufacturers design and sell conventional products targeted for hard rock environments.  These consumable goods are utilized at the discretion of the operators managing the drilling process.  We expect to operate in a fashion more comparable to a directional drilling or well stimulation service provider in which we will provide our system and field personnel who will work with the drilling rig crews to operate our system as an integral component of the entire field operation and we will offer our services on a gain sharing basis whereby the cost saved as a result of using the PID System will be split between us and the operator.  The PID System is expected to result in increased bit life, longer footage runs and much higher rates of penetration, thereby significantly reducing drilling costs and improving overall economics in the oil and gas drilling industry in certain geologic basins.  While this gain sharing model will initially be the preferred way to gain market share, we believe that equal or greater returns can be achieved through a more traditional dayrate or fixed fee structure.  Initially, management intends to utilize the revenue model most preferred by its customer base so long as satisfactory returns are realized.  However, even if we are able to demonstrate the commercial application of our technologies, there is no assurance that its technologies will be accepted in the market in preference to other technologies that currently exist or may subsequently be developed.

In order to drive market acceptance, we expect to eventually offer more typical oil field services pricing to some customers, albeit at a premium price.  These operating contracts will charge a fixed hourly rate and fees based on consumables such as the drill bits and the steel shot.  We recognize that some oil and gas companies will only accept fixed pricing, especially in international operations dealing with tenders and government partners.  Additionally, this contracting strategy will facilitate working where exploration wells and development wells do not have ample offset drilling data on which to establish a performance baseline.

Our Industry

U.S. Gas Market Overview - The U.S. natural gas markets have seen a robust pricing environment since 2002.  According to a recent report by the Energy Information Administration (“EIA”), rig utilization growth is increasing, however production remains flat.  Raymond James & Associates’ January 2005 Energy edition of Monthly predicts the average price of natural gas for 2005 at $7.25/Mcf and for oil $44.00/Barrel.  Even with increased drilling, most onshore and offshore basins are experiencing a decline in production rates.  Only the Rocky Mountain basins are showing an increase in production in recent years.  Demand for gas and oil continues to be strong in the intermediate term and possibly beyond, underlying the need for additional reserves and efficiencies that will allow reserves to be replaced economically.

Near Term U.S. Oilfield Services Outlook - In 2002 according to World Oil Magazine, worldwide upstream expenditures by all market participants was over $112 billion.  Standard & Poor’s estimates this figure increased between 5% and 7% in 2003 and drilling activity has steadily increased since that time.  High oil and gas prices with such severe production and inventory outlooks can be expected to drive continued increases in drilling activity and capital spending by operators.  Increased cyclical investment typically also raises equipment utilization rates and revenues for drillers and other oilfield service providers.  Near to mid-term, we believe the drilling market in the lower 48 states looks robust.

As of January 7, 2005, the Baker Hughes U.S. land rig count was at 1,117, a 13.6% increase from a year earlier.  Raymond James & Associates reports, in part, that the capacity constrained U.S. land rig market will continue to experience dayrate price increases over utilization.  Dayrates appear to be on track to increase $400 to $500 (or more) over the first and second quarters of 2005.  As a result, we believe North American land drillers and related service providers will continue to be some of the biggest beneficiaries of the strengthening oil and gas price environment.

Longer Term Outlook – We believe the overall U.S. energy appetite will continue to grow as U.S. oil and gas production and natural resources continue to decline and that extensive capital investment in the domestic and global drilling industry will be necessary to keep pace with energy demand.  We believe the declining production in known basins indicates that operators need less costly methods to drill for remaining oil and gas reserves.  Standard and Poor’s estimates that natural gas depletion rates are 30% in most areas of the nation.

According to Standard & Poor’s, many forecasters predict that by 2010, U.S. demand will grow to 30 trillion cubic feet of gas (“Tcf”), reflecting the nation’s highly technological standard of living.  The EIA predicts that by 2020, the U.S. will need 50% more natural gas and 33% more oil to meet projected demand.  As for supplies, in 2001 North America was the world’s largest producer of natural gas, accounting for 30% of global supply.  However, natural gas production in the U.S. peaked at 19.3 Tcf in 1997, and has been struggling to maintain those levels ever since.  According to Global Insight, U.S. production was 19.03 Tcf in 2002 and was estimated to total 18.32 Tcf in 2003 and 18.26 Tcf in 2004.

We believe that U.S. oil and natural gas reserves are depleting and are ever more difficult to replace, while demand will continue to increase over time.  Thus, it will be necessary to deploy extensive additional capital investment both in domestic and worldwide exploration and production and in the requisite “upstream” drilling equipment and services industry.  The industry will be forced to find more efficient methods to access reserves remaining in North America.  Further, we believe new technologies and services that favorably alter drilling economics and improve efficiencies will continue to have growing importance.

The Drilling Industry – We do not believe the current conventional drilling process using traditional rotary rig equipment and roller cone drill bits has fundamentally changed from the first commercial applications of the equipment by the Hughes Tool Company in the 1920’s.  Although horizontal drilling and other innovations in the way these drilling systems are used have greatly increased well productivity, gains in rates of penetration and absolute drilling efficiency were limited until 1989.  At that time, fixed cutter PDC bits became a functional alternative to roller cone bits for a limited segment of the drilling market.  This technology was focused on wells drilled in softer formations as PDC bits could achieve higher rates of penetration and longer run times, both of which achieved appreciable cost savings by reducing drilling time.  The industry has adopted PDC bits for these specific applications although a PDC bit can cost three to eight times as much as a comparable roller cone bit.

Because of the PDC technology, the industry’s average rate of penetration in soft drilling formations has increased from 25 feet per hour to 40 feet per hour in the last ten years and average footage drilled per bit has increased from 1,500 feet per bit to 3,500 feet.

Despite the increased effectiveness of the PDC bit, roller cone applications still represent the bulk of drill bit applications.  In the last few years, gains in rates of penetration and bit durability in hard rock formations have only been incremental in nature.  PDC bits have only captured approximately 35% of the overall bit market because they are not effective in all formations and some wells cannot justify their cost.  Roller cone bits (non-PDC) have not seen comparable efficiency gains in rates of penetration.  The innovations to roller cone bits have been in metallurgy, design, lubrication and bearing life which have resulted in incremental or modest improvements in roller cone bit durability.  We believe that operators and drilling engineers are actively seeking ways to improve rates of penetration in roller cone bit applications, typically being hard rock and abrasive formation environments, and are very receptive to using promising new technologies.

We have conducted an independent assessment of the overall hard rock drilling market with Citigate Global Intelligence & Security (“Citigate”), an independent marketing research firm.  One of the key assumptions in the Citigate report is that all non-PDC bits (i.e. primarily roller cone bits) are used to drill through hard rock formations.  This assumption is based on management’s industry knowledge and various interviews with industry participants recognizing that non-PDC bits are still used in limited areas where hard rock drilling conditions are a problem.  Further, Citigate has assumed that the PID System will not be utilized initially in the offshore, international areas or on any directional or highly deviated wells.

With the above assumptions in place, Citigate estimated annual spending to drill hard rock and other difficult-to-drill formations is approximately $6.8 billion in the U.S. and $1.9 billion in Canada.  We intend to reduce that amount and intend to structure gain sharing contracts whereby 50% of the savings is captured by us.  However, we can provide no assurances that we will successfully develop the PID System or that the PID System will gain market acceptance to access this potential market.

The industry in which we compete is highly competitive, and most of our potential competitors will have greater financial resources than we do.  At this time, however, we believe that there are no products of the type specifically offered by us.

The PID System

The PID System utilizes a specially-designed bit fitted with some PDC cutting structures and jetting nozzles, which serve to accelerate ordinary drilling mud entrained with steel shot to excavate the formation.  The steel shot impacts, penetrates, fractures and removes most of the formation ahead of the bit and allows the bit to travel through the formation at an increased rate of penetration compared to a roller cone bit.  The steel shot flows back up the wellbore annulus along with the drilling fluid and formation cuttings to the surface where the PID System separates and re-circulates the shot as part of a fully closed loop system.  The system is designed such that steel shot particles impact the formation with a level of force beyond its fracture or plastic deformation point, and in such great numbers (greater than 4 million impacts per minute applied to an 8.5 inch diameter hole and based on introducing 15 gallons of shot per minute) that all types of formations at all depths are more easily penetrated, cut and removed than using current conventional drilling techniques.

Particle Recovery System – The PID System utilizes a mobile, compact, circulation delivery and recovery system that operates with conventional drilling rigs.  Our system is designed to entrain, circulate, and recover the steel shot without allowing the steel shot to pass through the rig pumps.  Previous particle abrasive drilling systems did not have the ability to circulate, separate, and re-circulate the abrasive or abrading particles and the material passed through the normal rig pumps.  An example is the system known as “Abrasive-Jet Drilling” used by Gulf Research and Development Co., a division of Gulf Oil Corporation, in the 1960’s and 1970’s.  Gulf made a number of significant advances in the technology of delivering particles under pressure for the purpose of increasing rate of penetration, which aided us in the development of the PID System.  Basically, the Gulf system used fine particle abrasives to scrape, scour, gouge or abrade the formations in order to remove it.  This technology requires very high surface pressures up to 11,000 psi in order to give the small particle the velocity to abrade the formation ahead of the drill bit.  More information on the Gulf research is provided below under “ – Historical Development of the PID Technology.”

Rig Integration – The PID System is expected to be configured to service an existing and operational well in progress with minimal interference with normal drilling equipment and operations.  All units are either mounted on trucks or skids and we expect that the system can be installed on a rig during a scheduled bit trip.  A good portion of the PID System may be mobilized and rigged up offline so as not to interfere with the drilling operation in progress.  Subject to making the necessary trips to replace the bit, the PID System can be used to drill continuously or intermittently as required by the well operator.  Once the well operator is finished with the PID System, we expect that it can be taken offline in one to two hours and demobilized with no further interference with the drilling operation.  We believe this operational transparency is extremely important for industry acceptance of the PID System.

PID Drill Bit – We are continuing the development of our fit-for-purpose drill bit.  The bit is an 8.5 inch diameter fixed-cutter design (as opposed to roller cone) with PDC cutting structures and four nozzles.  The bit is designed to accommodate an additional volume of mud/shot slurry.  The previous 3-

nozzle bit with dome-shaped cutting structures was tested at TerraTek during 2002 and early 2003, and demonstrated rates of penetration two to four times faster than conventional methods, although fluid volume through the bit was limited to 450 gallons per minute and durability needed improvement.  The new 4-nozzle bit can handle 600 to 850 gallons per minute which directly translates to increased drilling speed, and durability of the new PDC cutting structures have been tested at U.S. Synthetic laboratory.  Results of these tests show the new PDC cutters are 42 times more durable than the previous dome-shaped design.  Once the current 8.5 inch diameter bit performance is demonstrated at TerraTek, we believe we will have a bit capable of entering the commercial market.  However, we will continue to develop other bit sizes in order to expand application of the PID System to more varied formations and depths.

Operation System Development – The particle injection system, control system and other necessary surface equipment have been developed and successfully tested in the field at the U.S. Federal Government’s Rocky Mountain Oil Field Testing Center (“RMOTC”) and in multiple shop tests.  Improvements to the injector system have recently been developed to increase its operating range and volume capacity.  The additional components to the injection/operation system are being further tested and performance evaluated at our flow loop facility in Houston, Texas.  Following the additional bit evaluation at TerraTek, we plan to further field test and evaluate the entire PID System at the Gas Technology Institute’s (“GTI”) Catoosa facility near Tulsa, Oklahoma.  If the field tests at GTI provide the results that we expect, we believe we will be capable of entering the commercial market with the PID System.  We will continue to identify and implement additional design improvements and efficiencies.

The PID System Technology

We acquired the intellectual property and certain assets and assumed certain liabilities underlying the PID System technology in January 2004 pursuant to certain acquisition agreements in which we agreed to (1) purchase certain of the assets and assume certain of the liabilities of ProDril Services, Incorporated (“PSI”) and ProDril Services International, Ltd. (“PSIL”) related to the PID System technology, (2) purchase certain patents related to the PID System technology from the Curlett Family Limited Partnership, Ltd. (“CFLP”), (3) acquire certain technology licenses from CCORE Technology and Licensing, Ltd. (“CTL”), (4) continue the funding of initial research and development expenses with respect to the technology acquired, and (5) take steps towards the commercialization of the new drilling technology.

Pursuant to the applicable acquisition agreements, and as payment for the foregoing, we are required to pay PSI and PSIL an aggregate royalty on a quarterly basis equal to 20% of our EBITDA until an aggregate of $75,000,000 has been paid.  The term “EBITDA” means earnings before interest, income taxes, depreciation and amortization.  We are also subject to an obligation to pay royalties equal to 4% of our gross revenue to entities controlled by Mr. Harry B. Curlett, the former chief executive officer of PSI and PSIL, in consideration of certain patents and technology as described below under “—Acquisition of Patents and Licenses.”  It is the current intention of our management to renegotiate these royalty agreements in an attempt to reduce the amount of the royalties in exchange for shares of our common stock.  Our management cannot make any representations as to whether or not such a strategy will be successful.

In connection with the transactions described above, we assumed certain liabilities of PSI and PSIL.  The current outstanding principal amount of these liabilities is approximately $250,000 and the monthly amount due under current payment terms is approximately $20,000 per month.

Acquisition of Patents and Licenses.  Pursuant to our agreement with CFLP, PDI acquired from CFLP their entire right, title and interest throughout the world in and to patents related to the PID System, including all CFLP inventions, patent and patent applications, specifically including, but not limited to:

•                  U.S. Patent No. 6,386,300, issued May 14, 2002, entitled “Formation cutting method and system.”

•                  U.S. Patent No. 6,581,700, issued June 24, 2003, entitled “Formation cutting method and system.”

In addition to the inventions embodied in the CFLP patents described above, we also acquired from CFLP, among other things, certain proprietary know-how pertaining specifically to the Particle Impact Drilling Process and System solely for applications dealing with or related to the oil and gas industry.

Additionally, we acquired a license from CTL and CFLP related to the DualJet Nozzle Technology (“DualJet”).  The patent assignment from CFLP is subject to (1) a new license for geothermal use of the technology from us to Deep Heat Energy Corporation (“DHEC”) (the “CFLP-DHEC License”), and (2) such licenses as shall be reasonably requested by CFLP relating to geothermal applications.  CFLP also sold and assigned to us all of CFLP’s foreign rights to the invention disclosed in said patent, in all countries of the world, including the right to file applications and obtain patents under the terms of the International Convention for the Protection of Industrial Property, and of the European Patent Convention, and further agreed to execute any and all patent applications, assignments, affidavits, and any other papers in connection therewith necessary to perfect such patent rights.

We are obligated to pay CFLP, CTL, PSI and PSIL, in consideration for the assignment of the PID System patents, a fee equal to four percent (4%) of our gross revenues generated by oil and gas service revenues.

We are permitted to utilize the acquired technology in oil and gas applications.  Certain entities affiliated with Mr. Curlett have been licensed the right to utilize this technology in geothermal and other applications.  We refer to the acquisition of the patents and technology described above as the “Technology Acquisition.”

PDTI filed a lawsuit in November 2004 against PSI, PDI Distribution Incorporated (“PSID”) (formerly PSI) and Curlett to recover certain tangible and intangible assets that PDTI believes should have been transferred as a part of the Technology Acquisition.  In January 2005, PDTI reached a settlement with PSID whereby PDTI agreed to hold PSID harmless with regard to this lawsuit in exchange for PSID’s agreement to re-affirm and ratify the Acquisition Agreement that was executed by the parties in connection with the Technology Acquisition.  Further, PDTI obtained in this settlement any rights that PSID has to pursue damages or to recover assets from the other parties named in the lawsuit.  For additional information regarding this lawsuit and other litigation involving the Company, see “– Risk Factors” below.

Historical Development of the PID Technology

Abrasive Jet Drilling by Gulf Research and Development Co.

1964 – Concept first field-tested by Gulf using 20/40 mesh size sand particles to enhance drilling rates of penetration.  Gulf’s first field test was conducted in 1964 and their third and final test was conducted in 1969.  Sand particles were used in the first field test and sand-sized steel grit was used in the last two field tests.

1969 – Gulf demonstrated rate of penetration gains up to 6.5 times faster than conventional drilling and achieved a 100% increase in bit life.

1970 – Gulf determined that several costly equipment development programs were needed to solve erosion problems to pumps, tubulars and other surface equipment and to solve control of fine solids build-up in the mud.

1973 – Gulf’s research center in Bedford, Pennsylvania was destroyed by fire and the Abrasive Jet Drilling project was terminated.

Particle Impact Drilling

1992 – PSI began to develop rate of penetration enhancement drilling technologies using the dualjet technology as a way to clean the drill bit in gummy shale formations.

1999 – PSI began to experiment with particle drilling technology patterned after Gulf’s abrasive jet drilling.

2000 – PSI studied the use of larger shot particles greater than 0.10 inches in diameter in the particle drilling process.  As compared to the abrasives used by Gulf, the increased particle mass causes fracturing of the formation rather than abrasion resulting in increased impact energy, and the larger shot is more easily removed from the mud stream than the finer abrasive material.  ProDril studied the use of additional surface equipment necessary to entrain and remove the particles at the surface.

2001 – PSI designed, constructed and tested an injector used to entrain the shot into the drilling mud at a point downstream of the mud pumps, thereby eliminating one of the primary technical issues identified in Gulf’s testing.  ProDril also designed, engineered, developed and tested a shot recovery system to extract the shot from the mud once it reaches the surface with the formation cuttings.

2001 – PSI tested the system in the field at RMOTC.  Three different tests conducted over a period of ten months proved the system’s ability to inject, circulate and recover shot from the wellbore.  The field tests also proved the capability of using the PID System with an industry standard drilling rig.  These field tests were run with industry standard roller cone rock bits and the rate of penetration gains were inconsistent as the roller cone bits crushed the entrained shot.  ProDril determined that a fixed cutter PDC bit was best suited for use with the PID System.

2002 – PSI determined its injector design had a limited operating range both in terms of mud flow (380 to 450 gallons per minute of mud – working range for 8.5 inch diameter wells) and shot injection rate (12 gallons per minute shot maximum).

2002 –2004 – Eight separate test programs were completed at TerraTek’s Drilling and Completions laboratory in Salt Lake City, Utah.  The conclusions from these tests indicate: (1) rate of penetration gains at 2.5 to 4 times faster than conventional drilling techniques were achievable, (2) shot damage was minimal, (3) the life of the 3-nozzle design bit was deemed too short due to cutter design, and (4) the shot injection system functioned well up through 460 GPM with moderate durability.

Currently – We have designed and built an injection system capable of handling 600 to 850 gallons of fluid per minute (including up to 20 or more gallons of shot per minute) under operating surface pressures ranging from 2,800 to 4,000 psi.  Evaluation of the injector is currently underway at our test loop in Houston, Texas.  We have designed the next generation bit expected to increase volume flow and increase bit life.  The bit is under construction and is expected to be ready for testing at TerraTek and Catoosa.

Additional Resources Needed

•                  Field Operations – We expect that initial field tests will be performed by the existing employees who are currently working at our facilities in Houston, Texas.  As we expect to begin adding commercial PID Systems, we expect to recruit and hire experienced drilling and operations personnel from the primary regional markets where we plan to deploy our systems.

•                  Physical Assets – We will be a technologically oriented service business and not a manufacturing company.  We will control the design of key components, assembly and use of our equipment as our core competencies, but we expect to outsource the manufacture of the major components.

•                  Bit Manufacturing – We have established a relationship with two companies based in Salt Lake City, Utah named New Tech Drilling Products, Inc and Clean Machine, Inc.  New Tech and Clean Machine have built our previous generation bits with a high degree of competence in accordance with our specifications.  We believe New Tech and Clean Machine have ample equipment and facilities to satisfy our projected bit requirements during the early stages of our commercial development.  We have an intellectual property protection agreement in place with New Tech and we do not have an exclusive commitment to either company for bit manufacturing.  We are confident other suppliers for drill bits can be identified and developed when required.

•                  PID System Construction – Our facility in Houston is expected to be used for the construction of all PID Systems required under the current development plan.  We currently foresee no difficulty obtaining the major components of the system from the various manufacturers when we begin building additional systems.

•                  Regional Base Facilities – In the latter stages of commercial development, we plan to establish base facilities in the general vicinity of each of the primary basins where we are providing our services.  We do not expect extraordinary technological or environmental requirements for these facilities.  Accordingly, we expect to lease inexpensive facilities that combine warehouse, yard and office space.

Governmental Regulation

We will be subject to certain licensing and reporting requirements by numerous governmental authorities.  These governmental authorities include federal, state, environmental, labor relations, building, zoning, fire and safety departments.  Difficulties in obtaining or failure to obtain the necessary licenses or approvals could delay or prevent the further development of our operations.  Any problems that we may encounter in renewing such licenses in one jurisdiction may adversely affect our licensing status on a federal, state or local level in other relevant jurisdictions.

There are extensive federal, state, and local government regulations relating to our operations, including, but not limited to, laws and regulations relating to:

•                  Foreign policy and trade

•                  Natural resources, public land and wildlife and fisheries

•                  Safety in the workplace

•                  Technology, patents and trademarks

•                  Transportation

We could incur significant liabilities if a lawsuit or claim results in a decision against us, or if litigation costs are excessive regardless of the outcome.

Our relationship with our employees is also subject to regulation, including but not limited to:

•                  Minimum wage requirements

•                  Anti-discrimination laws

•                  Overtime and working conditions

•                  Citizenship requirements

Many of our employees will be paid hourly rates based upon federal and state minimum wage laws.  An increase in minimum wages by legislation may cause us to incur higher labor costs.  We cannot assure you that we will be able to pass additional costs on to customers in whole or in part.

We understand the importance of the various market demands for sound environmental policies and practices and the importance of environmental regulatory compliance.  We intend to be proactive in managing risk in order to minimize or prevent environmental liabilities.  We will be subject to the costs associated with compliance with certain environmental laws in our ongoing operations.  However, we view these policies and practices as an opportunity to better position ourselves with our customers, investors, lenders, alliance partners, and current or prospective employees.  We believe that solid environmental policies and practices will enhance our brand name and reputation, and boost innovation and leadership.

Description of Property

Our principal executive and administrative office facility is leased in downtown Houston, Texas at 808 Travis Street, Suite 850, Houston, Texas 77002.  We also lease an operating facility at 7407 Wright Road, Houston, Texas 77041.

Reports to Security Holders

We file annual, quarterly and current reports with the SEC under the Securities Exchange Act of 1934 (Commission File No. 000-30819).  Security holders may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  Security holders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The materials we file also are available on the SEC’s website at http://www.sec.gov.

Risk Factors

The following factors affect the business of PDTI and the industry in which it operates.  As a result of the Merger, the business of PDTI, and the risks associated with that business, are now the principal business of the Company and the associated risks and uncertainties that the Company may face.  The risks and uncertainties described below are not the only ones facing the Company.  Additional risks and uncertainties not presently known or that the Company currently considers immaterial may also have an adverse effect on the Company.  If any of the matters discussed in the following risk factors were to occur, the Company’s business, financial condition, results of operations, cash flows or prospects could be materially adversely affected.

Risks Related to the Company’s Business

The Company has a limited operating history and no revenues.

The Company recently acquired PDTI which had a limited operating history and, accordingly, is subject to substantial risks inherent in the commencement of a new business enterprise.  Prior to the acquisition of PDTI, the Company had no operations.  The business of PDTI was originally established in June 2003 to: (1) purchase certain of the assets and assume certain of the liabilities of PSI and PSIL related to the PID System technology, (2) purchase certain patents on the PID System technology from CFLP; (3) acquire certain technology licenses from CTL, (4) continue the funding of initial research and development expenses with respect to the technology acquired, and (5) take steps towards the commercialization of the new drilling technology.  To date, the business has not generated any revenue from its operations.  There can be no assurance that the Company will be able to successfully develop, commercialize or market its products, generate revenues, or operate profitably.  Additionally, the Company and its business have a very limited business history that investors can analyze to aid them in making an informed judgment as to the merits of an investment in the Company.  Any investment in the Company should be considered a high risk investment because the investor will be placing funds at risk in a development stage company with unforeseen costs, expenses, competition, and other problems to which new ventures are often subject.  In addition, the technology acquired by the Company is still in the development stage and is not yet capable of commercial application.  As the Company is a development stage company, its prospects must be considered in light of the risks, expenses, and difficulties encountered in establishing a new business in a highly competitive industry.

The Company has limited sources of liquidity.

The Company requires substantial capital to pursue its operating strategy.  As the Company has no internal sources of liquidity, it will continue to rely on external sources for liquidity, and for the foreseeable future, the Company’s principal source of working capital will be from external sources.

During the period from inception to January 14, 2005, PDI and PDTI raised approximately $5.3 million through private sales of securities.  The net funds received, following the payment of brokerage fess and expenses, were used for general and administrative expenses, to recruit the Company’s management team, to fund research and development and to complete the acquisition of the PID System technology.

The Company’s current monthly operating overhead is approximately $130,000 excluding research and development costs, and such amount will increase as the Company expands its operations.  In addition, the Company will expend significant research and development as well as marketing and other costs to bring its products to market.  The Company will be relying on funds from external sources to satisfy such needs, but such funding may not be sufficient to enable the Company to realize positive cash flow from operations.

The Company may not be able to raise enough working capital to execute its business plan.

The Company expects that it will require approximately $4,000,000 to develop its products and to finalize all operating components of its first commercial PID System.  In addition, the Company expects to incur monthly general and administrative expenses of at least $130,000 for the foreseeable future.  The Company may not be able to obtain funds from external sources in sufficient amounts to fund its business plan.

The Company estimates that it could require additional funds to execute its business plan if the test results related to the new fit for purpose drill bit are not satisfactory.  The Company has allowed in its plan for numerous trips to the laboratory to test the new generation drill bit; however, if the bit fails to perform as expected or as well as in previous lab tests, it may require the Company to re-design the bit and make several additional trips to the laboratory to fully test the latest version of the bit.  Further, there is no assurance that a new bit design will be successful in meeting the Company’s objectives.  Finally, even if the Company is able to demonstrate the commercial application of its products, the Company may require additional capital in the future to produce its products in sufficient commercial quantities in order for the Company to realize positive cash flows.  Any such additional capital may lead to additional dilution of your interest in the Company.  Additionally, it may be difficult for the Company to raise additional capital in sufficient quantities or at all.

New Technology, Uncertainty of Market Acceptance.

Certain aspects of the Company’s technology have not been previously used or deployed in an actual oil and gas well.  Market acceptance of the Company’s services will largely depend upon the Company’s ability to demonstrate the PID System’s efficiency, cost effectiveness, safety features and ease of use.  There can be no assurance that the Company will be able to demonstrate that the PID System can effectively be deployed on an actual oil and gas well in a safe and cost-effective manner.  The use of the Company’s technology will also depend upon concerted sales efforts by the Company and its marketing team.  There can be no assurance that the Company’s technologies will be accepted in the market in preference to other competing technologies that currently exist or may subsequently be developed.  Lack of acceptance would have a material adverse effect on the Company’s business, financial condition and results of operations.

In order to enter the market, the Company must successfully complete additional research and development.

The Company’s primary product must demonstrate satisfactory performance in the laboratory before the product can be taken to the field and run in a well.  The Company’s business plan calls for extensive research and development.  This phase of research and development will focus on several trips to TerraTek and at least two field tests, although upon a successful trip to the lab (i.e. TerraTek) and a successful result, further testing may not be necessary.  However, poor performance of the drill bit or other components of the PID System could further extend the laboratory testing phase, which would increase the funds needed to complete the Company’s research and development.  This would have the effect of slowing the Company’s advancement as funds otherwise intended to build new PID Systems and expand the Company’s operations may be needed to conduct additional research.

Regardless of the success of the initial research and development, the Company will require additional research and development and capital spending to continuously improve its service capabilities and expand its operations.  The Company presently intends to finance a portion of its expansion through the use of bank or lease financing.  As such, the Company’s inability to obtain such financing on favorable terms, or at all, could delay or prevent the Company from commercializing its technology.  In addition, regardless of the amount of research and development completed by the Company, there is no assurance that its products will ever be successful in commercial operations.

The Company relies on its intellectual property rights.

The Company’s success depends on certain patents and licenses that it purchased from CFLP, CTL, PSI and PSIL, along with other proprietary intellectual property rights it intends to develop.  The Company relies on a combination of nondisclosure and other contractual arrangements and trade secret, patent, copyright, and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property.  There can be no assurance that steps taken by the Company to protect its rights will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use of and take appropriate steps to enforce its intellectual property rights.  In addition, the laws of some foreign countries may not protect the Company’s proprietary rights as fully or in the same manner as do the laws of the United States.  Also, despite the steps taken by the Company to protect its proprietary rights, there can be no assurance that others will not develop technologies similar or superior to the Company’s technology or design around the proprietary rights owned by the Company.

Although the Company believes that its services and products do not infringe on the intellectual property rights of others and that it has all rights necessary to use the intellectual property employed in its business, the Company is subject to the risk of litigation alleging infringement of third-party intellectual property rights.  Any such claims could require the Company to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property which is the subject of the asserted infringement.  If the Company is unable to successfully enforce its intellectual property rights, or if claims are successfully brought against the Company for infringing the intellectual property rights of others, such events could have a material adverse effect on the Company.

The Company is currently engaged in litigation that could have a material adverse effect on its liquidity and results of operations.

The Company is involved in three lawsuits that are summarized below:

Particle Drilling Technologies, Inc. vs. PSI Distribution Incorporated, Harry B. Curlett, Curlett Family Limited Partnership, Ltd., CCore Technology and Licensing, Ltd., Deep Heat Energy Corporation, and Energeo, LP  —  This lawsuit was filed in District Court in Harris County, Texas by PDTI in November 2004 to recover certain tangible and intangible assets that PDTI believes should have been transferred as part of the Acquisition Agreement between PSI and PDTI that closed on January 22, 2004.  It was pursuant to this acquisition that PDTI acquired its intellectual property rights to the PID System.  In January 2005, PDTI reached a settlement with one of the defendants, PSID, whereby PDTI agreed to hold PSID harmless with regard to this lawsuit in exchange for PSID’s agreement to re-affirm and ratify the Acquisition Agreement.  Further, PDTI obtained in this settlement any rights, claims and causes of action that PSID may have to pursue damages or to recover assets from the other parties named in the lawsuit.

On December 6, 2004, PDTI received a response to the above-referenced lawsuit from certain of the defendants, namely Harry B. Curlett, CFLP, CTL and DHEC (together, the “Curlett Group”) in which the Curlett Group asserted a counterclaim against PDTI claiming, among other things, that PDTI (1) owes Mr. Curlett $40,000 plus default interest at 18% per annum under a promissory note and certain fees incurred in connection with collection under the note; (2) committed a breach of contract in connection with the Acquisition Agreement referenced in the preceding paragraph and the closing of that agreement in January 2004; (3) engaged in economic duress and fraud in the inducement in connection with the negotiation and closing of the Acquisition Agreement; and (4) committed fraud in connection with that transaction.  The counterclaim requests damages of, among other things, judgment on the $40,000 principal amount of the promissory note plus accrued default interest and costs of collection, actual damages of not less than $10 million for breach of contract and fraud, exemplary damages of not less than $20 million and a declaratory judgment rescinding the Acquisition Agreement that closed in January 2004 in which PDTI acquired its intellectual property rights to the PID System.  The allegations made in the counterclaim had not been communicated to the Company in any way prior to the filing of such counterclaim despite the fact that over twelve months had elapsed since Mr. Curlett had recommended the approval of the Acquisition Agreement to the shareholders of PSI.  The Acquisition Agreement was approved by a majority of the shareholders of PSI.

By filing its lawsuit, the Company seeks to recover the intellectual property related to the PID System as it applies to non-oil and gas applications, and believes the counterclaim made by the Curlett Group is without merit.  The Company intends to vigorously pursue its claims in this case and shall vigorously defend the alleged counterclaims by the Curlett Group.  Discovery in this litigation is ongoing, however, and the Company’s position with regard to the merits of the various claims and defenses may change as additional information is adduced through the discovery process. The Company believes it is more probable than not that the intellectual property applying to non-oil and gas applications will be recovered by virtue of this litigation and it is more probable than not that all counterclaims made by the Curlett Group will be dismissed.  However, the outcome of all litigation is inherently uncertain; as a result, the Company cannot guarantee any outcome in this matter.  If the monetary damages requested in this counterclaim were granted in a judgment against the Company, such damages would severely impair the ability of the Company to continue as a going concern.  Furthermore, if the request for rescission of the Acquisition Agreement that closed in January 2004 is granted as requested by the counterclaim, such a judgment could have the effect of causing the Company to lose all intellectual property ownership rights to the PID System.

Scheef & Stone, L.L.P. vs. PDTI  -  This lawsuit was filed in District Court in Dallas County, Texas against PDTI in October 2004 for the failure by PDTI to make payments under a note agreement made by PDTI and for the benefit of Scheef & Stone on January 20, 2004.  This note related to fees allegedly incurred in connection with the acquisition agreement between PSI and PDI.  The original fee estimate for the project was $25,000, but the final fees billed were approximately $240,000.  PDI determined it was in the best interest of its shareholders to close the acquisition agreement and was therefore required to pay $55,000 on January 22, 2004 towards this invoice and sign a note agreement for another $184,000.  PDI also paid $70,000 under this note in June 2004.  The Company believes that significant amounts of these fees related to services provided by Scheef & Stone to Harry B. Curlett personally and to other Harry B. Curlett affiliates and therefore disputes the amount owed.  The Company intends to vigorously assert its defenses in connection with this case.

Randall T. Musser vs. ProDril Services, Incorporated and Particle Drilling, Inc.  – This lawsuit was filed in District Court in Park County, Wyoming against PDTI in December 2004 and relates to unpaid rent and alleged damages to PDTI’s former industrial facility in Cody, Wyoming.  The total claim in the complaint is approximately $19,000, including approximately $7,000 in alleged damages to the property.  The Company has entered into negotiations to settle this claim, but there can be no assurance that such settlement discussions will be successful.

The Company’s majority shareholders will continue to control the Company.

ProDril Partners L.L.C., which is controlled by Mr. Tomlinson, owns or controls a substantial portion of the issued and outstanding shares of common stock of the Company.  Mr. Tomlinson, both individually and through his ownership of ProDril Partners L.L.C., currently owns or controls approximately 51.5% of the issued and outstanding shares of common stock, or approximately 38.9% if shares of Series A Convertible Preferred Stock were converted into shares of common stock of the Company.  In addition, under the terms of PDTI’s charter, the holders of the Series A Convertible Preferred Stock maintain the right to vote the shares of common stock of the Company into which their shares of Series A Convertible Preferred Stock are convertible.  (See “Item 5.01. Changes in Control of Registrant – Security Ownership of Certain Beneficial Owners and Management”).  Mr. Tomlinson has entered into a standstill agreement with the Company which has the effect of restricting his ability to enter into certain business combinations with the Company or to exercise control over the Company, other than in connection with the fulfillment of his fiduciary duties as a director of the Company, without the approval of the Board of Directors until the earlier of (1) December 31, 2007 or (2) such time as Mr. Tomlinson and his affiliates own less than 5% of the voting securities of the Company.

ProDril Partners L.L.C. will have the voting power to substantially influence the election of a majority of the members of the Company’s board of directors and to control substantially all corporate actions and decisions for an indefinite period of time, subject to the restrictions on Mr. Tomlinson set forth in the standstill agreement described above.  Accordingly, shareholders of the Company will have a limited right and power to take part in the management or control of the business of the Company, or the election of its officers or directors.

The Company may face intense competition in its industry.

The industry in which the Company competes is highly competitive, and most of the Company’s potential competitors will have greater financial resources than the Company.  Although, at this time, the Company believes that there are no products of the type specifically under development by the Company, there can be no assurance that additional competitors will not enter markets served or proposed to be served by the Company, that the Company will be able to compete successfully, or that the Company will have adequate funds to compete.

Risks Related to the Company’s Common Stock

Any trading market that develops in the Company’s stock may be highly illiquid and may not reflect the underlying value of the Company’s net assets or business prospects.

Currently only a limited liquid trading market for the Company’s common stock exists.  An active trading market for the Company’s common stock may not develop.  Any trading market that does develop may be volatile, and significant competition to sell the Company’s common stock in any such trading market may exist, which could negatively affect the price of the Company’s common stock.  As a result, the value of the Company’s common stock may decrease.  Additionally, if a trading market does develop, such market may be highly illiquid, and the Company’s stock may trade at a price that does not accurately reflect the underlying value of the Company’s net assets or business prospects.

The Company presently does not intend to pay cash dividends on its common stock.

The Company currently anticipates that no cash dividends will be paid on the Company’s common stock in the foreseeable future.  While the Company’s dividend policy will be based on the operating results and capital needs of the business, it is anticipated that all earnings, if any, will be retained to finance the future expansion of the Company.

The Company is a holding company.

The Company is a holding company with no material assets other than the equity interest of its subsidiary, PDTI.  PDTI conducts substantially all of the Company’s operations and directly owns substantially all of its assets.  PDTI has outstanding 3,381,538 shares of Series A Convertible Preferred Stock, which shares have a liquidation preference of $2.00 per share.  As a result, in the event of the liquidation of the Company and PDTI, the holders of the shares of Series A Convertible Preferred Stock will have a preferential right to receive the assets of PDTI up to the $2.00 liquidation preference per share, or $6,763,076 in the aggregate.  Any remaining assets would then be distributed to the Company as the holder of all shares of common stock of PDTI and subsequently would be distributed ratably among the holders of the common stock of the Company.  As a result, the right of the holders of the common stock to receive any assets of the Company upon liquidation or dissolution of the Company and PDTI are effectively subordinated to the right of the holders of the Series A Convertible Preferred Stock to receive such liquidation preference.  See “ – Description of Securities – PDTI Series A Convertible Preferred Stock” and “ – Description of Securities – Registration Rights for Series A Convertible Preferred Stock” below for more information on the rights of the Series A Convertible Preferred Stock.

Off Balance Sheet Arrangements

In January 2004, PDI entered into a Royalty Agreement with PSI whereby PDI will be required to pay PSI a royalty on a quarterly basis equal to 18% of PDI’s earnings before interest, income taxes, depreciation and amortization (EBITDA) until an aggregate of $67,500,000 has been paid.  PDI also entered into a Royalty Agreement in January 2004 with PSIL whereby PDI will be required to pay PSIL a royalty on a quarterly basis equal to 2% of PDI’s earnings before interest, income taxes, depreciation and amortization (EBITDA) until an aggregate of $7,500,000 has been paid.  In addition, PDI will be required to pay CCORE, PSI and PSIL a fee equal to 1.6%, 1.2% and 1.2%, respectively, of PDI’s annual gross revenue.  PDTI assumed all of these royalty payment obligations in connection with the merger of PDI with and into PDTI.  Because PDTI had no revenues or EBITDA as of December 31, 2004, no royalties were paid or accrued as of December 31, 2004.

Description of Securities

Market Price and Dividend Information

The Company’s common stock is traded on the National Association of Securities Dealers Inc. Over the Counter Bulletin Board under the symbol “MXLK.OB.”  As of the date of this Current Report, the Company has neither declared nor paid any dividends on its common stock.

The following table sets forth, for the periods indicated, the range of high and low bid information for the Company’s common stock.  These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Price Ranges
	High	Low
Fiscal Year Ended September 30, 2003
First Quarter	N/A	N/A
Second Quarter	$1.50	$0.05
Third Quarter	$0.10	$0.10
Fourth Quarter	$0.10	$0.10
Fiscal Year Ending September 30, 2004
First Quarter	$0.10	$0.10
Second Quarter	$0.10	$0.10
Third Quarter	$0.10	$0.10
Fourth Quarter	$3.75	$0.10
Fiscal Year Ending September 30, 2005
First Quarter	$4.50	$2.50
Second Quarter (through January 19, 2005)	$4.90	$3.10

Common Stock

The Company is authorized to issue 100,000,000 shares of common stock, par value $0.001 per share.  The Company is not authorized to issue preferred stock under its Articles of Incorporation.  As of the date of this Current Report, there are 14,866,556 shares of common stock issued and outstanding.  Each share of common stock is entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders.  There are no cumulative voting rights.  Common stockholders do not have preemptive rights or other rights to subscribe for additional shares, and the common stock is not subject to conversion or redemption.  In the event of liquidation, the holders of common stock will share equally in any balance of corporate assets available for distribution to them.  Subject to the rights of holders of any other securities subsequently issued, holders of the common stock are entitled to receive dividends when and as declared by the Company’s Board of Directors out of funds legally available.  The Company has not paid any dividends since its inception and has no intention to pay any dividends in the foreseeable future.  Any future dividends would be subject to the discretion of the Company’s Board of Directors and would depend on, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, and general business conditions.

Warrants and Options

In connection with the Company’s acquisition of PDTI, the Company adopted the Particle Drilling, Inc. 2004 Stock Incentive Plan (the “Plan”), pursuant to which the Company may issue to its officers, directors, employees and consultants incentive stock options, non-qualified stock options and shares of restricted stock.  The Plan provides for the Company to issue up to 3,500,000 shares of its common stock pursuant to awards under the Plan.  As of the date of this Current Report, the Company had outstanding options to purchase a total of 3,205,000 shares of common stock, including options to purchase 2,655,000 shares of common stock at $0.12 per share and options to purchase 550,000 shares of common stock at $1.75 per share.  All of the Company’s outstanding options expire ten years after the date of grant.  The Plan is designed to qualify under the Internal Revenue Code as an incentive stock option plan.  The Company may issue incentive awards covering up to an additional 95,000 shares of common stock under the Plan.

In addition, in connection with the Company’s acquisition of PDTI, all of PDTI’s outstanding warrants to purchase its common stock converted into warrants to purchase shares of common stock.  As of the date of this Current Report, the Company has outstanding: (1) warrants to purchase 150,000 shares of its common stock at an exercise price of $0.12 per share, (2) warrants to purchase 612,500 shares of its common stock at an exercise price of $3.00 per share, and (3) warrants to purchase 65,500 shares of its common stock at an exercise price of $2.00 per share.

PDTI Series A Convertible Preferred Stock

Prior to the Company’s acquisition of PDTI, the Board of Directors of PDTI authorized the issuance of up to 10,000,000 shares of Series A Convertible Preferred Stock.  Each share of Series A

Convertible Preferred Stock has a liquidation preference of $2.00 per share.  The Series A Convertible Preferred Stock ranks equally with PDTI’s common stock with respect to dividends and voting rights, except as otherwise expressly provided by applicable law or in PDTI’s charter.  Additionally, each share of Series A Convertible Preferred Stock was convertible at the holder’s option into common stock of PDTI based on a conversion ratio equal to the $2.00 liquidation preference divided by the conversion price.  Currently, the conversion price is $2.00, but the conversion price is subject to adjustment upon the occurrence of a stock split, stock dividend, or other recapitalization of the Company’s capital stock.  Under the terms of the Certificate of Designation of the Series A Convertible Preferred Stock, in the event of any merger involving PDTI, each share of Series A Convertible Preferred Stock then outstanding became convertible into the kind and amount of securities or other property receivable by a holder of shares of common stock of PDTI in connection with such merger.  Therefore, because the holders of common stock of PDTI received one share of common stock for each share of common stock of PDTI held by such person in connection with the Merger, the shares of Series A Convertible Preferred Stock are now convertible into shares of common stock based on the same conversion ratio.  As of the closing of the Company’s acquisition of PDTI and as of the date of this Current Report, there were 3,381,538 shares of Series A Convertible Preferred Stock outstanding.

Additionally, PDTI may, at its option, cause all of the outstanding shares of its Series A Convertible Preferred Stock to be automatically converted into shares of common stock if (1) holders of 2,254,359 or more shares of Series A Convertible Preferred Stock convert into common stock, or (2) after June 24, 2006, the market value of the common stock is greater than two times the conversion price for 20 trading days during any consecutive 30 trading day period.

Registration Rights for Series A Convertible Preferred Stock

In connection with the issuance and sale of the Series A Convertible Preferred Stock, PDTI entered into a Registration Rights Agreement, which registration rights agreement has been assumed by the Company.  Pursuant to these registration rights, the Company is obligated to use commercially reasonable efforts to file within 90 days of the completion of the Merger a registration statement on Form S-3 or Form SB-2 to register the resale from time to time of the shares of common stock issuable upon conversion of the shares of Series A Convertible Preferred Stock.

Alternatively, if the Company does not have in place an effective registration statement on Form S-3 or Form SB-2 pursuant to the preceding paragraph and the Company intends to file a registration statement to register shares of its common stock (other than a registration on Form S-8 relating solely to employee, director or consulting stock option or purchase plans or other equity compensation plans or a registration on Form S-4 relating solely to a transaction under Rule 145 promulgated under the Securities Act), the Company shall be required to offer to include in such registration statement the shares of common stock issuable upon conversion of the shares of Series A Convertible Preferred Stock upon the request of the holders of such shares.  If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the holders of the shares of Series A Convertible Preferred Stock.  Any shares of common stock issuable upon conversion of Series A Convertible Preferred Stock that are included in an underwritten offering of the Company may be subject to limitation by the underwriters in such offering if marketing factors require such limitations.

Any sales to be made by a holder of Series A Convertible Preferred Stock pursuant to an effective registration statement are subject to certain blackout rights that may be exercised by the Company pursuant to which the Company may prevent any holder from selling under the registration statement for up to 90 days in any six-month period.

The Company has agreed to pay all costs and expenses associated with the registration of the shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock other than legal fees for more than one legal counsel for the selling holders and underwriters’ fees, discounts or commissions relating to the sale of the registered securities.  The registration rights agreement also contains customary indemnification provisions between the Company and the holders of the registered securities.

The registration rights may be transferred only in connection with the transfer of 100,000 shares of common stock covered by the Registration Rights Agreement, the transfer of registrable securities to another holder of registrable securities or the transfer to any constituent partners or members of a holder of registrable securities if such holder is a partnership or a limited liability company.

Indemnification of Directors and Officers

Section 78 of the Nevada General Corporation Law (“NGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NGCL Section 78 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  NGCL Section 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NGCL Section 78 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

The Company’s Articles of Incorporation provide that the Company may indemnify its officers, directors, agents and any other persons to the fullest extent permitted by the NGCL.

Additionally, under their employment agreements with PDTI (which agreements were assumed by the Company in connection with the Merger), Messrs. Hardisty, Boswell and Tibbitts are entitled to indemnification in their capacity as officers of the Company to the fullest extent permitted by the NGCL.

Item 3.02.              Unregistered Sales of Equity Securities.

In connection with the closing of the Merger on January 14, 2005, the Company issued 13,316,556 shares of its common stock to holders of common stock of PDTI and reserved for issuance (1)

828,000 shares of common stock pursuant to outstanding warrants to purchase common stock of PDTI that were assumed by the Company, (2) 3,205,000 shares of common stock pursuant to outstanding options to purchase common stock of PDTI pursuant to PDTI’s 2004 Stock Incentive Plan that were assumed by the Company, and (3) 3,381,538 shares of common stock pursuant to outstanding shares of Series A Convertible Preferred Stock of PDTI that remained outstanding following the Merger that are now convertible into common stock of the Company pursuant to the terms of the Merger Agreement and the Certificate of Designation governing the Series A Convertible Preferred Stock.  In addition, 1,342,404 issued and outstanding shares of common stock of the Company were cancelled for no consideration in connection with the Merger.

The warrants to purchase common stock are all exercisable for five years from the date of issuance and may be exercised on a net cashless basis.  The warrants to purchase common stock of the Company consist of (1) warrants to purchase 150,000 shares of common stock in the aggregate at $0.12 per share, (2) warrants to purchase 65,500 shares of common stock in the aggregate at $2.00 per share, and (3) warrants to purchase 612,500 shares of common stock in the aggregate at $3.00 per share.

The options to purchase common stock were all issued under the Particle Drilling 2004 Stock Incentive Plan, which was assumed by the Company in connection with the Merger.  The options are all exercisable for ten years from the date of issuance and may be exercised on a net cashless basis.  The options to purchase common stock of the Company consist of (1) options to purchase 2,655,000 shares of common stock in the aggregate at $0.12 per share and (2) options to purchase 550,000 shares of common stock in the aggregate at $1.75 per share.

Each share of Series A Convertible Preferred Stock is currently convertible into one share of common stock of the Company.  The description of the Series A Convertible Preferred Stock set forth above under “Item 2.01. Completion of Acquisition or Disposition of Assets – Capitalization of the Company – Description of Securities – Series A Convertible Preferred Stock” is incorporated by reference herein.

The issuance of the shares of common stock of the Company and the reservation of shares of common stock to be issued upon exercise of the options and warrants assumed in connection with the Merger and upon the conversion of the Series A Convertible Preferred Stock was not registered under the Securities Act of 1933, as amended (the “Securities Act”), and the securities in reliance upon the exemption from registration contained in Section 4(2) of the Act and Regulation D promulgated thereunder.  The securities may not be offered or sold in the United States in the absence of an effective registration statement, or exemption from the registration requirements, under the Securities Act.

Item 5.01.              Changes in Control of Registrant.

In connection with the Merger, each outstanding share of common stock of PDTI was converted into one share of common stock of the Company.  Each outstanding share of Series A Convertible Preferred Stock of PDTI remained outstanding, but is convertible into common stock of the Company.  All outstanding options and warrants to purchase common stock of PDTI were assumed by the Company and converted into options and warrants to purchase common stock of the Company.  The Merger resulted in a change of control of the Company, with former shareholders of PDTI owning approximately 89.6% of the Company’s outstanding common stock, or approximately 93.0% assuming the conversion of all outstanding options, warrants and shares of Series A Convertible Preferred Stock, following the closing of the Merger.  The description of the Merger is set forth above under “Item 2.01. Completion of Acquisition of Disposition of Assets – Principal Terms of the Merger” and is incorporated herein by reference.

Directors and Executive Officers

Pursuant to the Merger Agreement, each of the officers of PDTI prior to the consummation of the Merger became the officers of the Company and most of the directors of PDTI prior to the consummation of the Merger will become directors of the Company, subject to compliance with Rule 14f-1 under the Securities Exchange Act of 1934, as amended.  Therefore, effective as of January 14, 2005, Mr. Dean Becker, the sole director of the Company, increased the size of the Company’s Board of Directors and appointed J. Chris Boswell as a director of the Company.  Mr. Becker will resign from the Board effective as of January 25, 2005, and at that time Mr. Boswell intends to appoint Kenneth R. LeSuer, John D. Schiller, Thomas E. Hardisty, Prentis B. Tomlinson, Jr., Michael S. Mathews and Hugh A. Menown to the Company’s Board of Directors.  Effective as of January 14, 2005, Mr. Becker resigned from all officer positions he held with the Company and the officers named below became officers of the Company and assumed the positions set forth opposite their name.  None of the persons named below had served as an officer or director of the Company prior to January 14, 2005.  Other than the transactions contemplated by the Merger Agreement, there are no other arrangements or understandings among members of both the former and the new control groups with respect to the election of directors or other matters described herein.

Name	Age	Position

Kenneth R. LeSuer	69	Chairman of the Board and Director

John D. Schiller, Jr.	45	Director, interim President and Chief Executive Officer

J. Chris Boswell	43	Director, Senior Vice President & Chief Financial Officer

Thomas E. Hardisty	43	Director, Senior Vice President of Corporate Development

Gordon Tibbitts	58	Vice President of Technology

Prentis B. Tomlinson, Jr.	62	Director

Michael S. Mathews	64	Director

Hugh A. Menown	46	Director

Ken R. LeSuer, Chairman of the Board and Director

Ken R. LeSuer was elected Chairman of PDTI in December 2004 after serving as Vice Chairman of PDTI since June 2004.  Mr. LeSuer retired in 1999 as Vice Chairman of Halliburton Company. Prior to becoming the Vice Chairman, Mr. LeSuer served as both the President and CEO of Halliburton Energy Services and as President and Chairman of Halliburton Energy Group.  He also served as President and CEO of three Halliburton units during his tenure.  Mr. LeSuer began his career with Halliburton as an engineer-in-training in 1959. From 1965 through 1982, he served in managerial positions in Asia Pacific and Europe/Africa and was serving as vice president of Europe/Africa before returning to Duncan, Oklahoma to assume the position of vice president of International Operations in 1982.

Mr. LeSuer was a member of the Texas A&M University Petroleum Engineering Industry Board, as well as the TAMU Dwight Look College of Engineering External Advisory and Development Council. He has served as Vice President Services Division of the International Association of Drilling Contractors, and is or at one time was a member of numerous petroleum and geological engineering societies, including Society of Petroleum Engineers, the American Petroleum Institute, the National Ocean Industries Association, and the Petroleum Equipment Suppliers Association. Mr. LeSuer received his bachelor’s degree in petroleum engineering from Texas A&M University in 1959.  Mr. LeSuer is also a director of Horizon Offshore, Inc. (NNM: HOFF).

John D. Schiller, Jr., Director, interim President and Chief Executive Officer

Mr. Schiller was elected interim President and Chief Executive Officer of PDTI in December 2004.  He has served as a director of PDTI since June 2004.  Mr. Schiller recently resigned from Devon Energy where he was Vice President, Exploration & Production with responsibility for Devon’s Domestic & International activities.  Before joining Devon Energy he was Executive Vice President, Exploration & Production for Ocean Energy, Inc.  He was responsible for Ocean’s worldwide exploration, production and drilling activities.

Mr. Schiller joined Ocean Energy from Seagull Energy, where he served as Senior Vice President of Operations before the two companies merged in March of 1999. He joined Seagull Energy from Burlington Resources, where he served in a variety of operational and management positions over a period of 14 years, including Production Manager and Engineering Manager for the Gulf Coast Division. Prior to this assignment, he managed the corporate acquisition group for Burlington Resources.

Mr. Schiller graduated with honors from Texas A&M University with a Bachelor of Science in Petroleum Engineering and now serves as Chairman of the Texas A&M Petroleum Engineering Industry Board. He is a member of the Society of Petroleum Engineers, American Petroleum Institute, American Association of Drilling Engineers and on the board of Houston Producers Forum.

J. Chris Boswell, Director, Senior Vice President and Chief Financial Officer

Mr. Boswell has served as a Director, Senior Vice President and Chief Financial Officer of PDTI since June 2004.  Mr. Boswell had previously served as Senior Vice President and Chief Financial Officer of Particle Drilling, Inc. from August 2003 until it was merged into PDTI in June 2004.  Mr. Boswell has served as a Director and as the Company’s Chief Financial Officer since August 2003.  Mr. Boswell has over 19 years of experience in financial management focused in the energy industry and began his career at Arthur Andersen & Co. and later served in management positions with Price Waterhouse in Houston, Texas. He served as Senior Vice President and Chief Financial Officer of Petroleum Geo-Services ASA (“PGS”) from December 1995 until October 2002. PGS grew from a small enterprise in 1994 when Mr. Boswell joined the company to a $1 billion annual revenue enterprise with a peak enterprise value of $6 billion. Subsequent to Mr. Boswell’s departure and following a change of control within PGS, the new management of PGS filed for bankruptcy protection in July 2003 in order to restructure PGS’s debt portfolio.  The restructuring was successfully completed and PGS emerged from bankruptcy in October 2003. In all, during his tenure as CFO at PGS, Mr. Boswell directed financings for over $3 billion of capital expenditures to facilitate PGS’ growth. Additionally during 1995, Mr. Boswell and other senior executives at PGS developed the concept to create a unique oil and gas company using a non-exclusive license in PGS’ seismic data library as seed capital. This company became Spinnaker Exploration Company (NYSE: SKE) and now has a market capitalization in excess of $1 billion.  Mr. Boswell is a 1984 graduate of the University of Texas at Austin.

Thomas E. Hardisty, Director and  Senior Vice President, Corporate Development

Mr. Hardisty has served as Director and Senior Vice President, Corporate Development of PDTI since June 2004.  Mr. Hardisty had previously served as Senior Vice President, Corporate Development of Particle Drilling, Inc. from June 2003 until it was merged into PDTI in June 2004.  Mr. Hardisty has over 20 years of experience in the oil and gas industry, primarily in the area of land management, contracts and corporate development, and is co-founder of the Company.  From January 2001 until June 2003, Mr. Hardisty was Vice President, Land of Shoreline Partners LLC, an independent exploration company and from January 2000 until January 2001, Vice President, Land of Benz Resources LLC, a consulting firm charged with managing certain exploration properties acquired by Harken Energy

Corporation.  From May 1999 until January 2000, Mr. Hardisty was a Land Manager for Texstar Energy Inc. responsible for divesting certain of the company’s exploration projects in the Texas Gulf Coast and Mississippi areas.  From 1994 until May, 1999, Mr. Hardisty was Division Landman for PetroCorp Inc. responsible for company land positions, contract negotiations and partner relations in exploration and development projects in PetroCorp’s Gulf Coast, Rockies and Canada Division.  From 1984 until 1994, Mr. Hardisty was a land consultant and later Senior Project Manager for Roger A. Soape Inc. in Houston, Texas.  Mr. Hardisty graduated from the University of Texas at Austin in 1984 with a BBA in Petroleum Land Management.  He is a member of the American Association of Drilling Engineers (AADE), the American Association of Professional Landmen (AAPL) and the Houston Association of Professional Landmen (HAPL).  Mr. Hardisty recently served as a Director of HAPL and is past Chairman of the HAPL Ethics Committee and past Chairman of HAPL Membership Committee.

Gordon Tibbitts, Vice President of Technology

Mr. Tibbitts has served as Vice President of Technology of PDTI since June 2004.  Mr. Tibbitts had previously served as Vice President of Technology of Particle Drilling, Inc. from June 2003 until it was merged into PDTI in June 2004.  Mr. Tibbitts has over 30 years of experience in the upstream oil and gas industry and has 17 years of experience in engineering, research, and development management. Mr. Tibbitts is former Director of Research and Development for Hughes Christensen Company, one of the largest makers of oil and gas drilling bits. At Hughes Christensen, Mr. Tibbitts was responsible for managing and directing world-wide research, development, and technical support through research groups in Houston, Salt Lake City and Tulsa. He directed and managed the building of a world-class drilling research laboratory in Houston and a drilling operation in Oklahoma dedicated to field-testing and development of downhole tools. Mr. Tibbitts holds over 70 patents related to drilling, coring, and diamond cutting tools. His work has been published by the Society of Petroleum Engineers, International Association of Drilling Contractors, Society of Core Analysts, and the Journal of Petroleum Technology. He graduated from the University of Utah with a Bachelors degree in Mechanical Engineering.

Prentis B. Tomlinson, Jr., Director

Mr. Tomlinson served as Chairman, President and Chief Executive Officer of PDTI from June 2004 until December 2004.  Mr. Tomlinson had previously served as Chairman, President and Chief Executive Officer of Particle Drilling, Inc. from June 2003 until it was merged into PDTI in June 2004.  In December 2004, Mr. Tomlinson resigned as President and Chief Executive Officer of PDTI, but has continued to serve on PDTI’s Board of Directors.  Mr. Tomlinson has over 30 years of experience in the energy industry, and is a second-generation oil and gas man who traces his roots back to Tomlinson Geophysical Service, founded in 1937 by P. B. Tomlinson, Sr. Mr. Tomlinson has founded a number of companies in the energy sector, including exploration and production companies, a crude trading company and another oilfield service company, TGS Geophysical, Inc., which merged with Nopec in 1997 to form TGS Nopec (www.tgsnopec.com) (OSE: TGS).  From January 1998 until December 1999, Mr. Tomlinson was Chairman, President and Chief Executive Officer of Benz Energy, Inc. and its wholly-owned U.S. subsidiary, Texstar Petroleum, Inc.  Benz Energy and Texstar Petroleum were exploration and production companies active in Texas and Mississippi.  From January 2001 until June 2003, Mr. Tomlinson was President of Shoreline Partners LLC, an independent exploration company and from January 2000 until January 2002, President and Director of Benz Resources, L.L.C., a special purpose entity established to manage certain exploration assets owned by Harken Energy Corporation.  Subsequent to Mr. Tomlinson’s departure, Benz Energy and Texstar Petroleum filed for bankruptcy protection in late 2000 as a result of a substantial write-down of reserves at the North Oakvale Dome field in Mississippi in June 2000.  Mr. Tomlinson received a B.S. and M.S. in Geology from Louisiana Polytechnic Institute, a MTS and MA in Religious Studies from Harvard University, and he is currently a candidate for a PhD in Religious Studies from Harvard University.

Michael S. Mathews, Director

Michael Mathews had served on the board of directors of PDTI since June 2004.  Mr. Mathews is managing director of Westgate Capital Co., a firm he founded in 1993 to identify and structure investment opportunities on behalf of private investors. Mr. Mathews served on the Board of Petroleum Geo-Services (PGS) from 1993 until September 2002. From 1998 to 2002, he served as Vice Chairman of PGS and held the position as Chairman of the Compensation Committee and was a member of the Audit Committee. From 1989 to 1992, Mr. Mathews served as managing director of Bradford Ventures Ltd., a private investment firm involved in equity investments, including acquisitions. Prior to 1989, he was president of DNC Capital Corporation and senior vice president and director of its parent, DNC America Banking Corp., the US subsidiary of Den Norske Credit Bank Group, where he directed merchant banking and investment activity in North America and founded and acted as senior advisor to Nordic Investors Limited, N.V., a private venture capital fund. Previously, Mr. Mathews was a Vice President in Corporate Finance at Smith Barney and prior to that he was an associate with the New York law firm of White & Case. Mr. Mathews received an A.B. from Princeton University in 1962 and received a J.D. from the University of Michigan Law School in 1965.  Mr. Mathews is also a director of TTS Marine ASA (OSE: TTS) and Apptix ASA (OSE: APP).

Hugh A. Menown, Director

Mr. Menown had served as a Director of PDTI since June 2003.  Mr. Menown has over 23 years of experience in mergers & acquisitions, auditing and managerial finance. Mr. Menown has worked with Quanta Services, Inc. (“Quanta”) (NYSE: PWR) as a consultant or employee in various capacities since July 1999. Mr. Menown performed due diligence on a number of Quanta’s acquisitions and has served as Chief Financial Officer for two of their operating companies, most recently North Houston Pole Line, L.P. located in Houston, Texas. Prior to working with Quanta, Mr. Menown was a Partner in the Houston office of PricewaterhouseCoopers, LLP where he led the Transaction Services Practice providing due diligence, mergers & acquisition advisory and strategic consulting to numerous clients in various industries. Mr. Menown also worked in the Business Assurance Practice providing audit and related services to clients. Mr. Menown is a Certified Public Accountant.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of common stock of the Company beneficially owned immediately following the consummation of the Merger by (1) those persons or groups expected to beneficially own more than 5% of the common stock, (2) each executive officer and director of the Company, and (3) all directors and executive officers of the Company as a group.  The information below regarding directors of the Company assumes Mr. Becker has resigned from the Board of Directors and Mr. Boswell has appointed the new directors of the Company as described above under “— Directors and Executive Officers.”  For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934.  The following percentage information is calculated based on 14,866,556 shares of common stock that were issued and outstanding immediately following closing of the Merger.  Except as indicated below, the security holders listed possess sole voting and investment power with respect to the shares beneficially owned by that person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
ProDril Partners L.L.C.(1)	7,740,000	(2)	52.1%
Prentis B. Tomlinson, Jr.(1)	7,959,915	(3)	51.5%
John D. Schiller, Jr.(1)	1,750,000	(4)	11.4%
Thomas E. Hardisty(1)	1,162,000	(5)	7.7%
J. Chris Boswell(1)	1,339,140	(6)	8.8%
Gordon Tibbitts	100,000	(7)	*
Laird Q. Cagan(8)	796,159		5.4%
P2 Capital, LLC(8)	805,227	(9)	5.4%
McAfee Capital, LLC(8)	805,227	(9)	5.4%
Ken R. LeSuer	—		—
Michael S. Mathews	—		—
Hugh A. Menown	—		—

All Directors and Executive Officers	12,311,055	(2)-(7)	74.0%

* Less than 1%.

(1)                      Address: c/o Particle Drilling Technologies, Inc., 808 Travis, Suite 850, Houston, Texas 77002.

(2)                      ProDril Partners L.L.C. is currently owned 88.9% by Mr. Tomlinson and 11.1% by Mr. Boswell.  In addition, Mr. Schiller owns a 16.1% net profits interest in ProDril Partners L.L.C., representing 1,250,000 shares of common stock.  ProDril Partners L.L.C. disclaims beneficial ownership of any shares of common stock owned of record by Messrs. Tomlinson, Schiller or Boswell.

(3)                      Includes 6,880,860 shares of common stock that Mr. Tomlinson may be deemed to own by virtue of his ownership of ProDril Partners L.L.C. and 600,000 shares of common stock that Mr. Tomlinson may purchase upon exercise of stock options that are currently vested or will become vested within 60 days of this Current Report.

(4)                      Includes 1,250,000 shares of common stock that Mr. Schiller may be deemed to own by virtue of a net profits interest in ProDril Partners L.L.C. and 500,000 shares of common stock that Mr. Schiller may purchase upon exercise of stock options that are currently vested or will become vested within 60 days of this Current Report.

(5)                      Includes 300,000 shares of common stock that Mr. Hardisty may purchase upon exercise of stock options that are currently vested or will become vested within 60 days of this Current Report.

(6)                      Includes 859,140 shares of common stock that Mr. Boswell owns through his ownership of an 11.1% interest in ProDril Partners L.L.C. and 280,000 shares of common stock that Mr. Boswell may purchase upon exercise of stock options that are currently vested or will become vested within 60 days of this Current Report.

(7)                      Includes 100,000 shares of common stock that Mr. Tibbitts may purchase upon exercise of stock options that are currently vested or will become vested within 60 days of this Current Report.

(8)                      Address: c/o Cagan McAfee Capital Partners, LLC, 10600 N. De Anza Blvd., Suite 250, Cupertino, California 95014.

(9)                      Includes 249,040 shares of common stock owned of record by P2 Capital, LLC and 556,188 shares of common stock owned of record by McAfee Capital, LLC. P2 Capital, LLC and McAfee Capital, LLC may be considered a “group” for purposes of determining beneficial ownership.

Item 5.02.              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The information set forth above under “Item 5.01. Changes in Control of Registrant” is incorporated herein by reference.

Executive Compensation

Prior to the Merger, the officers and directors of PDTI who became or will become the officers and directors of the Company upon completion of the Merger had not received any compensation from the Company.  Set forth below is a summary of the material terms of the compensation and employment agreements made between PDTI and its executive officers, which agreements were assigned to the Company in connection with the Merger.

Thomas E. Hardisty.  Mr. Hardisty entered into an employment agreement effective June 1, 2003.  The agreement has a three year term that is automatically extended on a daily basis for an additional day such that, at all times, the remaining term is three years.  The agreement provides that Mr. Hardisty will serve as Senior Vice President of Corporate Development.  Mr. Hardisty receives an annual base salary will automatically increase to $150,000, which may be further increased at the discretion of the Company.  Notwithstanding the foregoing, the base salary will be automatically increased to $300,000 per annum on June 1, 2006.  After this date, the Company may decrease Mr. Hardisty’s then-current base salary only with the prior written consent of Mr. Hardisty.  Mr. Hardisty also received a distribution of 865,000 shares of common stock of PDTI from ProDril Partners, L.L.C. as a co-founder of PDTI.  Mr. Hardisty has also received the following stock options pursuant to the agreement: (1) non-statutory options to purchase 300,000 shares of the Company’s common stock at $0.12 per share, which options are fully vested and (2) statutory incentive options to purchase 300,000 shares of the Company’s common stock at $0.12 per share, which options vest in one-fourth increments over a four year period beginning one year from the date of grant, April 8, 2004.  Mr. Hardisty is also eligible to be considered for a bonus following each fiscal year based upon his performance and the operating results of the Company in the sole discretion of the board of directors of the Company.  Finally, Mr. Hardisty is entitled to participate in the Company’s employee benefit plans, and the Company has agreed to provide a $500,000 life insurance policy for the benefit of Mr. Hardisty’s family.

During the term of the agreement, the Company may terminate Mr. Hardisty’s employment at any time for cause, and the agreement will terminate automatically upon the death or disability of Mr. Hardisty.  The Company may also terminate the agreement without cause on three months notice by the Company.  Mr. Hardisty may voluntarily terminate the agreement at any time on 30 days notice to the Company or he may terminate the agreement for good reason, defined as a decrease in base salary not in accordance with the agreement, a materially adverse diminution of his overall level of responsibilities, a material breach of the agreement by the Company, a failure to continue in effect, or the taking of an action that adversely affects Mr. Hardisty’s ability to participate in, a benefit plan following a change of control, or any personal reason determined by the Compensation Committee of the Company that constitutes a good reason.  In the event Mr. Hardisty is terminated by the Company without cause or he terminates the agreement for good reason, he will be entitled to receive his base salary and continued medical and dental benefits for a period of three years from the date of termination, subject to certain conditions.

In the event of a Change of Control (as defined below) of the Company, if Mr. Hardisty is terminated without cause or he terminates his employment for good reason at any time during the three year period following the Change of Control, Mr. Hardisty will be entitled to receive (1) all outstanding stock options granted on or prior to the Change of Control shall become immediately exercisable and shall remain exercisable for a period of three years, (2) a lump-sum payment equal to three times the greater of Mr. Hardisty’s then-current base salary or $360,000, (3) a lump-sum payment equal to three times the highest annual bonus granted to Mr. Hardisty during the three years preceding the Change of Control, and (4) continued medical and dental coverage for three years from the termination date at no cost to Mr. Hardisty.  For purposes of the agreement, a “Change of Control” means:

•                                          a tender offer for more than 25% of the outstanding voting securities of the Company;

•                                          the Company is merged or consolidated with another corporation, and as a result of the transaction, less than 75% of the outstanding voting securities of the resulting corporations are beneficially owned by shareholders of the Company immediately prior to the transaction;

•                                          the Company sells all or substantially all of its assets to another entity that is not a wholly-owned subsidiary;

•                                          during any 15-month period, individuals who at the beginning of such period constituted the board of directors of the Company (including any new member whose election was approved by at least 2/3 of the members of the board of directors then still in office who were members at the beginning of such period) cease for any reason to constitute at least a majority of the board of directors;

•                                          the compensation committee of the board of directors determines, in its sole discretion, that a change of control has occurred; or

•                                          80% or more of the outstanding voting securities of the Company are acquired by any person or entity other than the Company, its subsidiaries or its affiliates.

The employment agreement with Mr. Hardisty also contains customary nondisclosure and proprietary rights provisions.  In addition, for the period from June 1, 2003 until two years after termination of the agreement, Mr. Hardisty is prohibited from engaging in any other business similar to that which is conducted by the Company in the area of particle impact drilling.  During that same period, Mr. Hardisty is subject to a non-solicitation agreement with respect to, among others, customers, suppliers and employees of the Company.

J. Chris Boswell.  Mr. Boswell entered into an employment agreement effective August 18, 2003.  The agreement has a three year term that is automatically extended on a daily basis for an additional day such that, at all times, the remaining term is three years.  The agreement provides that Mr. Boswell will serve as Senior Vice President, Chief Financial Officer and Director.  Mr. Boswell will receive an annual base salary of $180,000, which may be increased at the discretion of the Company.  Notwithstanding the foregoing, the base salary will be automatically increased to $360,000 per annum on August 18, 2006.  After this date, the Company may decrease Mr. Boswell’s then-current base salary only with the prior written consent of Mr. Boswell.  For the period from August 18, 2003 through March 31, 2004, Mr. Boswell agreed to waive any right to receive his base salary.  The agreement also provides that Mr. Boswell will be entitled to receive a net profits interest in ProDril Partners L.L.C. that shall result in Mr. Boswell becoming the beneficial owner of 859,914 shares of common stock of the Company.  Mr. Boswell has also received the following stock options pursuant to the agreement: (1) non-statutory options to purchase 480,000 shares of the Company’s common stock at $0.12 per share, which options are fully vested and (2) statutory incentive options to purchase 480,000 shares of the Company’s common stock at $0.12 per share, which options vest in one-fourth increments over a four year period beginning one year from the date of grant, April 8, 2004.  Mr. Boswell is also eligible to be considered for a bonus following each fiscal year based upon his performance and the operating results of the Company in the sole discretion of the board of directors of the Company.  Finally, Mr. Boswell is entitled to participate in the Company’s employee benefit plans, and the Company has agreed to provide a $500,000 life insurance policy for the benefit of Mr. Boswell’s family.

During the term of the agreement, the Company may terminate Mr. Boswell’s employment at any time for cause, and the agreement will terminate automatically upon the death or disability of Mr. Boswell.  The Company may also terminate the agreement without cause on three months notice by the Company.  Mr. Boswell may voluntarily terminate the agreement at any time on 30 days notice to the Company or he may terminate the agreement for good reason, defined as a decrease in base salary not in accordance with the agreement, a materially adverse diminution of his overall level of responsibilities, a material breach of the agreement by the Company, a failure to continue in effect, or the taking of an action that adversely affects Mr. Boswell’s ability to participate in, a benefit plan following a change of control, or any personal reason determined by the Compensation Committee of the Company that constitutes a good reason.  In the event Mr. Boswell is terminated by the Company without cause or he terminates the agreement for good reason, he will be entitled to receive his base salary and continued medical and dental benefits for a period of three years from the date of termination, subject to certain conditions.

In the event of a Change of Control (as defined above) of the Company, if Mr. Boswell is terminated without cause or he terminates his employment for good reason at any time during the three year period following the Change of Control, Mr. Boswell will be entitled to receive (1) all outstanding stock options granted on or prior to the Change of Control shall become immediately exercisable and shall remain exercisable for a period of three years, (2) a lump-sum payment equal to three times the greater of Mr. Boswell’s then-current base salary or $360,000, (3) a lump-sum payment equal to three times the highest annual bonus granted to Mr. Boswell during the three years preceding the Change of Control, and (4) continued medical and dental coverage for three years from the termination date at no cost to Mr. Boswell.

The employment agreement with Mr. Boswell also contains customary nondisclosure and proprietary rights provisions.  In addition, for the period from August 18, 2003 until two years after termination of the agreement, Mr. Boswell is prohibited from engaging in any other business similar to that which is conducted by the Company in the area of particle impact drilling.  During that same period, Mr. Boswell is subject to a non-solicitation agreement with respect to, among others, customers, suppliers and employees of the Company.

Gordon Tibbitts.  Mr. Tibbitts entered into an employment agreement effective as of August 1, 2003.  The agreement has an initial term of one year and automatically renews each August 1st for an addition twelve month period.  The agreement provides that Mr. Tibbitts will serve as Vice President—Technology.  Mr. Tibbitts will receive an annual base salary of $130,000 and to participate in company benefits and insurance packages.  The Company also agreed to provide Mr. Tibbitts with the use of office and communication equipment normal for the operation of a satellite office in Salt Lake City, Utah.  Mr. Tibbitts is entitled to receive a retention bonus of $65,000 in connection with the closing of PDI’s acquisition of certain intellectual property associated with the particle impact drilling system in January 2004.  Mr. Tibbitts will also be eligible to receive a bonus at such time and in such amount as determined by the board of directors of the Company.

During the term of the agreement, the Company may terminate Mr. Tibbitts’ employment at any time for cause, and Mr. Tibbitts may terminate the agreement for any reason upon written notice delivered no less than 15 days and no more than 60 days prior to the date of termination.  The employment agreement with Mr. Tibbitts also contains customary nondisclosure and proprietary rights provisions.

Prentis B. Tomlinson, Jr.  Mr. Tomlinson entered into an employment agreement effective June 1, 2003, which provided that Mr. Tomlinson would serve as Chairman, President and Chief Executive Officer of PDTI.  This agreement was terminated in December 2004 in connection with Mr. Tomlinson’s resignation as President and Chief Executive Officer of PDTI.  The terms of Mr. Tomlinson’s severance arrangement with PDTI provides for Mr. Tomlinson to receive, among other benefits, payments of $15,000 per month (less applicable withholding) for a period of six months from December 2004 and for Mr. Tomlinson to be reimbursed for outstanding expenses in the amount of $89,600.33.  Mr. Tomlinson has continued to serve as a director of PDTI since December 2004 and will serve as a director of the Company.

Compensation of Directors of PDTI

PDTI’s employee directors do not receive any compensation from PDTI for their services as members of its board of directors.  PDTI reimburses its directors for travel and lodging expenses in connection with their attendance at board and committee meetings.  Additionally, PDTI’s non-employee directors received an initial grant of options to purchase 50,000 shares of common stock of PDTI at $0.12 per share.  These options vest in one-half increments over a two year period beginning one year from the date of grant, May 20, 2004.  In addition, these directors receive $1,000 for each board meeting attended, other than telephonic meetings, and the directors who serve as chairmen of PDTI’s audit, compensation and nominating committees each receive $500 for each committee meeting attended.  PDTI has also agreed that the cash portion of the compensation payable to non-employee directors will increase to market levels once PDTI reaches certain capitalization objectives.  These policies will be adopted by the Company’s Board of Directors once all off the new directors of the Company have been appointed.

Board of Directors Meetings and Committees

The new Board of Directors of the Company intends to establish an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, which committees will consist of independent directors.  The Company intends to adopt procedures by which shareholders may recommend nominees to the Board of Directors.  The Company also intends to adopt a process for shareholders to send communications to the Board of Directors.

Once the new Board of Directors is installed, it will appoint directors to serve on the committees described above.

Certain Relationships and Related Party Transactions

Particle Drilling, Inc., a Texas corporation (“PDI”), was formed in June 2003 (previously known as ProDril Acquisition Company) and was merged with and into PDTI on June 25, 2004.  In 2003, PDI entered into a revolving loan agreement with an affiliate of Prentis Tomlinson, Jr. who is a director of the Company and PDTI (as well as PDI prior to its merger into PDTI).  The loan agreement was created initially to provide PDI access to funds to carry out daily management activities in the normal course of business and to provide financial support to PSI until such time as the acquisition of certain assets and liabilities of PSI by PDI could be completed.  The terms of the agreement allowed for the right to offset.  At June 30, 2004, under the terms of this loan agreement, PDTI was owed $381,789, and PDTI owed the affiliate of Mr. Tomlinson $325,006.  In July 2004, the net balance of $56,783 was released by PDTI in exchange for certain office equipment.

During the period from June 1, 2003 to March 31, 2004, Prentis B. Tomlinson, then the President and Chief Executive Officer of PDI, was due a total of $150,000 under his employment agreement dated June 1, 2003.  During this same period, PDI advanced to Mr. Tomlinson a loan in the amount of $58,010 for personal expenses.  In July 2004, PDTI forgave the $58,010 loan from PDI to Mr. Tomlinson and Mr. Tomlinson elected to forgive the $150,000 base salary as well as a $140,000 bonus to which he was entitled under his employment agreement.  PDTI recorded a compensation expense in connection with its forgiveness of the loan to Mr. Tomlinson.

PDTI entered into a severance arrangement with Mr. Tomlinson in connection with his resignation as Chairman of the Board, President and Chief Executive Officer of PDTI.  The terms of this severance arrangement are described above under “– Executive Compensation.”

In connection with the capitalization and formation of PDTI, Cagan McAfee Capital Partners, LLC (“CMCP”) formed and capitalized PDTI and acted as a promoter.  PDTI agreed to pay CMCP a monthly advisory fee of $9,500 for management work commencing on the date of the Merger Agreement and continuing until two years after the date of the Merger.  PDTI also agreed to reimburse actual legal fees incurred by CMCP up to $20,000 in connection with services provided by CMCP.  PDTI also issued shares of its common stock to the persons identified in the table below who are associated with CMCP, and which table shows ownership of the Company’s common stock by these persons who are associated with CMCP following the consummation of the Merger:

Shareholder	No. of Shares
Liviakis Financial Communications, Inc.	664,105
W. Keith Webb & Company	666,444
Laird Q. Cagan	796,159
KQC Trust	41,507
KRC Trust	41,507
P2 Capital, LLC	249,039
Park Capital V, LP	351,026
Cagan McAfee Capital Partners, LLC	16,507
John Pimentel	249,039
Thomas Caleel	41,507
Clyde Berg	107,917
McAfee Capital, LLC	556,188
Jerry Haslin	5,000
Frank Seifert	10,000
Mark Bernhard	25,000

These shares of common stock of PDTI were converted into shares of common stock of the Company upon completion of the Merger.

Item 5.03.              Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

During the course of PDTI’s due diligence investigation of the Company, the Company could not identify bylaws of the Company that had been properly adopted by its board of directors.  Therefore, effective as of January 14, 2005, the Company adopted the bylaws filed herewith as Exhibit 3.2.  Such bylaws are incorporated by reference herein.

Item 9.01               Financial Statements and Exhibits.

(a)           Financial statements of business acquired.

Financial statements of PDTI have not been included herein but are expected to be included in an amendment to this Current Report on Form 8-K to be filed not later than 71 days after the date that this Current Report on Form 8-K is required to be filed.

(b)           Pro forma financial information.

Pro forma financial information required pursuant to Article 11 of Regulation S-X has not been included herein but is expected to be included in an amendment to this Current Report on Form 8-K to be filed not later than 71 days after the date that this Current Report on Form 8-K is required to be filed.

(c)           Exhibits

Exhibit No.	Description

3.1	Articles of Incorporation of MedePort, Inc.

3.2	Articles of Amendment to the Articles of Incorporation of MedePort, Inc.

3.3	Bylaws of the Company, adopted on January 11, 2005

10.1

Agreement and Plan of Reorganization dated January 10, 2005 by and among MedXLink Corp., a Nevada corporation, PDTI Acquisition Corp., a Delaware corporation, Dean Becker, Particle Drilling Technologies, Inc., a Delaware corporation, ProDril Partners L.L.C., a Texas limited liability company, and Thomas E. Hardisty (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on July 14, 2004)

10.2

Amendment No. 1 to the Agreement and Plan of Reorganization dated January 10, 2005 by and among MedXLink Corp., a Nevada corporation, PDTI Acquisition Corp., a Delaware corporation, Dean Becker, Particle Drilling Technologies, Inc., a Delaware corporation, ProDril Partners L.L.C., a Texas limited liability company, and Thomas E. Hardisty (incorporated by reference from Exhibit 99.1 to the Current Report on Form 8-K filed by the Company on January 12, 2005)

10.3

Acquisition Agreement dated as of January 20, 2004 among Particle Drilling, Inc., ProDril Partners L.L.C., ProDril Services Incorporated, Mr. Harry B. Curlett, CCORE Technology and Licensing, Ltd. and Curlett Family Limited Partnership, Ltd.

10.4

Acquisition Agreement dated as of January 20, 2004 among Particle Drilling, Inc., ProDril Partners L.L.C., ProDril Services International Limited, Mr. Harry B. Curlett, CCORE Technology and Licensing, Ltd. and Curlett Family Limited Partnership, Ltd.

10.5*	Particle Drilling, Inc. 2004 Stock Incentive Plan

10.6*	Form of Incentive Stock Option Agreement

10.7*	Form of Non-Statutory Stock Option Agreement

10.8*	Employment Agreement dated August 18, 2003 between ProDril Acquisition Company, Inc. and Jon Christopher Boswell, as amended on April 8, 2004

10.9*	Employment Agreement dated August 1, 2003 between ProDril Acquisition Company, Inc. and Thomas E. Hardisty, as amended on April 8, 2004

10.10*	Employment Agreement dated August 1, 2003 between ProDril Acquisition Company and Gordon Tibbitts

10.11*	Letter agreement dated December 2, 2004 between Particle Drilling Technologies, Inc. and Prentis Tomlinson, Jr.

*              Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDXLINK CORP.

Date:	January 20, 2005	By:	/s/ J. Christopher Boswell
		Name:	J. Christopher Boswell
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation of MedePort, Inc.

3.2	Articles of Amendment to the Articles of Incorporation of MedePort, Inc.

3.3	Bylaws of the Company, adopted on January 11, 2005

10.1

Agreement and Plan of Reorganization dated January 10, 2005 by and among MedXLink Corp., a Nevada corporation, PDTI Acquisition Corp., a Delaware corporation, Dean Becker, Particle Drilling Technologies, Inc., a Delaware corporation, ProDril Partners L.L.C., a Texas limited liability company, and Thomas E. Hardisty (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on July 14, 2004)

10.2

Amendment No. 1 to the Agreement and Plan of Reorganization dated January 10, 2005 by and among MedXLink Corp., a Nevada corporation, PDTI Acquisition Corp., a Delaware corporation, Dean Becker, Particle Drilling Technologies, Inc., a Delaware corporation, ProDril Partners L.L.C., a Texas limited liability company, and Thomas E. Hardisty (incorporated by reference from Exhibit 99.1 to the Current Report on Form 8-K filed by the Company on January 12, 2005)

10.3

Acquisition Agreement dated as of January 20, 2004 among Particle Drilling, Inc., ProDril Partners L.L.C., ProDril Services Incorporated, Mr. Harry B. Curlett, CCORE Technology and Licensing, Ltd. and Curlett Family Limited Partnership, Ltd.

10.4

Acquisition Agreement dated as of January 20, 2004 among Particle Drilling, Inc., ProDril Partners L.L.C., ProDril Services International Limited, Mr. Harry B. Curlett, CCORE Technology and Licensing, Ltd. and Curlett Family Limited Partnership, Ltd.

10.5*	Particle Drilling, Inc. 2004 Stock Incentive Plan

10.6*	Form of Incentive Stock Option Agreement

10.7*	Form of Non-Statutory Stock Option Agreement

10.8*	Employment Agreement dated August 18, 2003 between ProDril Acquisition Company, Inc. and Jon Christopher Boswell, as amended on April 8, 2004

10.9*	Employment Agreement dated August 1, 2003 between ProDril Acquisition Company, Inc. and Thomas E. Hardisty, as amended on April 8, 2004

10.10*	Employment Agreement dated August 1, 2003 between ProDril Acquisition Company and Gordon Tibbitts

10.11*	Letter agreement dated December 2, 2004 between Particle Drilling Technologies, Inc. and Prentis Tomlinson, Jr.

*              Management contract or compensatory plan or arrangement.